Exhibit 99.1

Luna Innovations Acquires LIOS Sensing
Strengthens global fiber sensing powerhouse

•LIOS Sensing’s market-leading position in distributed temperature sensing (DTS) and strain and Luna’s suite of sensing products forms industry’s most comprehensive portfolio
•Further expands international presence and adds to global leadership position
•Complementary customer base provides for expanded sales opportunities
•Allows for further expansion into high-growth markets

(ROANOKE, VA, March 14, 2022) - Luna Innovations Incorporated (NASDAQ: LUNA), a global leader in advanced optical technology, today announced it has acquired LIOS Sensing (“LIOS”), a division of NKT Photonics, a NKT A/S company (NASDAQ: NKT.CO), for €20 million in cash. LIOS is a recognized market leader in distributed fiber optic monitoring solutions for power cable, pipelines, oilfield services, security, highways, railways and industrial fire detection systems. The acquisition will further expand Luna into these high-growth markets.

"The acquisition of LIOS marks an important milestone for Luna. We are bringing together two complementary businesses which will further support our growth trajectory," said Scott Graeff, President and Chief Executive Officer of Luna. “Combining LIOS’s market-leading position in temperature and strain sensing with Luna’s broad fiber optic offerings, allows us to capitalize on significant technology advancements and enhanced market opportunities. We are very excited about welcoming LIOS to the Luna team.”

Basil Garabet, NKT Photonics’ President and Chief Executive Officer, said, “We are delighted to announce the sale of LIOS Sensing to Luna. As a respected, pure-play fiber optics company, Luna provides expanded capabilities and solutions for our customers and a great place to work for our employees.”

Compelling Strategic Benefits
Luna expects that this acquisition will:
•Provide Luna with long range, fully distributed temperature and strain sensing capability, intellectual property, products and expertise that strongly complements Luna’s existing offerings
•Bring a diverse, blue-chip customer base, representing a significant opportunity for cross-selling
•Expand Luna’s intellectual property portfolio to approximately 800 patents active and pending
•Augment Luna’s international presence, building upon its already strong international customer base and sales capability
•Generate rapid expansion opportunities into high-growth markets such as security and perimeter detection, smart infrastructure monitoring and oil and gas
•Leverage the combination of LIOS and Luna to rapidly grow operations, customer base, offerings, and financial profile

Transaction Terms and Financing
Luna is acquiring LIOS for €20 million - approximately $22 million in USD. The transaction was funded using a combination of Luna’s cash position and its existing revolving line of credit.

LIOS will become a fully owned subsidiary of Luna Innovations Incorporated, while continuing to operate under its existing brand for the foreseeable future. LIOS employees will remain within the company, with offices in Germany and the United States.

Stifel Inc. served as financial advisor and Cooley LLP served as legal advisor to Luna.

Earnings Conference Call Information
Luna will discuss this announcement on its fourth-quarter and year-end 2021 earnings call, taking place today at 8:30 a.m. (ET). The investor conference call will be available via live webcast on the Luna website at www.lunainc.com under the tab “Investor Relations.” To participate by telephone, the domestic dial-in number is 844.578.9643 and the international dial-in number is 270.823.1522. The participant access code is 2096088. Investors are advised to dial in at least five minutes prior to the call to register. The webcast will be archived on the company’s website under “Webcasts and Presentations” for 30 days following the conference call.

About Luna
Luna Innovations Incorporated (www.lunainc.com) is a leader in optical technology, providing unique capabilities in high-performance, fiber optic-based, test products for the telecommunications industry and distributed fiber optic-based sensing for a multitude of industries. Luna’s business model is designed to accelerate the process of bringing new and innovative technologies to market.

About NKT Photonics

NKT Photonics is the leading supplier of high-performance fiber lasers, fiber optic sensing systems, and photonic crystal fibers. Our main markets are Medical & Life Science, Industrial, Aerospace & Defense, and Quantum & Nano Technology. Our products include ultrafast lasers, supercontinuum white light lasers, low noise fiber lasers, and a wide range of specialty fibers. NKT Photonics has its headquarters in Denmark with sales and service worldwide. NKT Photonics is wholly owned by NKT A/S.

Forward-Looking Statements
The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include Luna's expectations regarding its technological and product capabilities, the nature of its market position, technological advancement, the integration of LIOS Sensing’s employees, intellectual property position and portfolio, and other expected benefits of the acquisition, including the breadth of product offerings, complimentary products, expertise and sales opportunities and the ability to expand offerings to Luna’s and LIOS Sensing’s customer groups, the ability to establish a strong international presence, potential operational improvements and the ability to expand into additional high-growth markets,. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Luna may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, uncertainties regarding integration of the companies’ respective employee bases, offerings and business operations, potential adverse reactions or uncertainties regarding the acquisition among the companies’ customers, potential unknown liabilities and unforeseen expenses associated with the acquisition, potential performance shortfalls as a result of the diversion of management’s attention caused by completing the acquisition and integrating the companies’ operations, failure of demand for Luna's products and services to meet expectations, failure of target market to grow and expand, technological and strategic challenges, geopolitical and economic factors and those risks and uncertainties set forth in Luna’s Form 10-Q for the three and nine months ended September 30, 2021, Luna’s Form 10-K for the period ended December 31, 2021, and Luna's other periodic reports and filings with the Securities and Exchange Commission ("SEC"). Such filings are available on the SEC’s website at www.sec.gov and on Luna’s website at www.lunainc.com. The statements made in this release are based on information available to Luna as of the date of this release and Luna undertakes no obligation to update any of the forward-looking statements after the date of this release.

Investor Contact:

Allison Woody
Phone: 540-769-8465
Email: IR@lunainc.com